UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2017

GREAT BASIN SCIENTIFIC, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36662	83-0361454
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 E. South Temple, Suite 520, Salt Lake City, UT

(Address of principal executive offices)

84111

(Zip code)

(801) 990-1055

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On January 30 through February 3, 2017, certain holders of senior secured convertible notes, dated July 1, 2016 (as amended, the “2016 Notes”), were issued shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to Section 3(a)(9) of the U.S. Securities Act of 1933, as amended (the “Securities Act”), in connection with conversions at the election of such holders pursuant to the terms of the 2016 Notes.  In connection with the conversions, the Company issued 412,858,724 shares of Common Stock (the “Conversion Shares”).  As per the terms of the 2016 Notes, the Conversion Shares immediately reduced the principal amount outstanding of the 2016 Notes by $830,827 based upon a conversion price between $0.00180 and $0.00261 per share.  The issuance of the Conversion Shares pursuant to the conversion of the 2016 Notes described herein is exempt from registration under the Securities Act pursuant to the provisions of Section 3(a)(9) thereof as securities exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

As of February 3, 2017, a total principal amount of $3.2 million of the 2016 Notes has been converted into shares of Common Stock.  Approximately $71.8 million in principal remains to be converted. Restrictions on a total of $10.3 million in the Company’s restricted cash accounts has been released including $6.0 million at closing and $4.3 million in early release from the restricted cash accounts. $57.7 million remains in the restricted cash accounts to have the restrictions removed and become available to the Company at future dates pursuant to terms of the 2016 Notes.

As of February 3, 2017, there are 878,273,911 shares of Common Stock issued and outstanding.

 Item 3.03 Material Modifications to Rights of Security Holders

In connection with the conversion of a portion of the principal outstanding under the 2016 Notes in Item 3.02 hereof (the “Conversions”), the exercise prices of certain of our issued and outstanding securities were automatically adjusted to take into account the conversion price of the 2016 Notes.  The exercise prices of the following securities were adjusted as follows.

Class A and Class B Warrants

As of February 3, 2017, the Company had outstanding Class A Warrants to purchase 48 shares of Common Stock and Class B Warrants to purchase 29 shares of Common Stock. The Class A and Class B Warrants include a provision which provides that the exercise price of the Class A and Class B Warrants will be adjusted in connection with certain equity issuances by the Company.  The consummation of the Conversions triggers an adjustment to the exercise price of the Class A and Class B Warrants.  Therefore, as of February 3, 2017, the exercise price for the Class A and Class B Warrants was adjusted from $0.0019 to $0.0018 per share of Common Stock.

Common Stock Warrants

As of February 3, 2017, the Company had outstanding certain Common Stock warrants to purchase 2 shares of Common Stock.  As a result of the Conversions, as of February 3, 2017, the exercise price for certain Common Stock warrants was adjusted from $0.0019 to $0.0018 per share of common stock.

Series B Warrants

As of February 3, 2017, the Company had outstanding Series B Warrants to purchase 34 shares of Common Stock.  The Series B Warrants include a provision which provides that the exercise prices of the Series B Warrants will be adjusted in connection with certain equity issuances by the Company.  As a result of the Conversions, as of February 3, 2017, the exercise price for Series B Warrants was adjusted from $420,107 to $361,012 per share of Common Stock.

Series D and 2015 Subordination Warrants

As of February 3, 2017, the Company had outstanding Series D Warrants to purchase 2,361,468 shares of Common Stock and 2015 Subordination Warrants to purchase 71,129 shares of Common Stock. The Series D and 2015 Subordination Warrants include a provision which provides that the exercise prices of the Series D and 2015 Subordination Warrants will be adjusted in connection with certain equity issuances by the Company.  The consummation of the Conversions triggers an adjustment to the exercise price of the Series D and 2015 Subordination Warrants.  Therefore, as of February 3, 2017, the exercise price for the Series D and 2015 Subordination Warrants was adjusted from $0.0019 to $0.0018 per share of Common Stock.

Series G Warrants

As of February 3, 2017, the Company had outstanding Series G Warrants to purchase 159 shares of Common Stock. The Series G Warrants include a provision which provides that the exercise price of the Series G Warrants will be adjusted in connection with certain equity issuances by the Company.  The consummation of the Conversions triggers an adjustment to the exercise price of the Series G Warrants.  Therefore, as of February 3, 2017, the exercise price for the Series G Warrants was adjusted from $0.0019 to $0.0018 per share of Common Stock.

Series H and 2016 Subordination Warrants

As of February 3, 2017, the Company had outstanding Series H Warrants to purchase 2,346 shares of Common Stock and 2016 Subordination Warrants to purchase 71 shares of Common Stock. The Series H and 2016 Subordination Warrants include a provision which provides that the exercise prices of the Series H and 2016 Subordination Warrants will be adjusted in connection with certain equity issuances by the Company.  The consummation of the Conversions triggers an adjustment to the exercise price of the Series H and 2016 Subordination Warrants.  Therefore, as of February 3, 2017, the exercise price for the Series H and 2016 Subordination Warrants was adjusted from $0.0019 to $0.0018 per share of Common Stock.

Series F Convertible Preferred Stock

As of February 3, 2017, the Company has outstanding 5,860 shares of Series F Convertible Preferred Stock.  The Series F Convertible Preferred Stock includes a provision which provides that the conversion price of the Series F Convertible Preferred Stock will be adjusted in connection with certain equity issuances by the Company.  As a result of the Conversions, as of February 3, 2017, the conversion price for the Series F Convertible Preferred Stock was adjusted from $0.0019 to $0.0018 per share of Common Stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: February 3, 2017	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer